                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant [X]

      Filed by a Party other than the Registrant [ ]

      Check the appropriate box:

      [ ] Preliminary Proxy Statement
      [ ] Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))

      [X] Definitive Proxy Statement

      [ ] Definitive Additional Materials

      [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12

                           GLOBAL VACATION GROUP, INC.
                           ---------------------------
                (Name of Registrant as Specified in Its Charter)


   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]   No fee required.

      [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
            0-11.

            (1) Title of each class of securities to which transaction applies:

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            (2) Aggregate number of securities to which transaction applies:

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            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      [ ]   Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            (1) Amount Previously Paid:

                -----------------------------------------------
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

                          GLOBAL VACATION GROUP, INC.
                           1420 NEW YORK AVENUE, N.W.
                                   SUITE 550
                             WASHINGTON, D.C. 20005
                                 (202) 347-1800

                                                                  April 14, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of shareholders of Global Vacation Group, Inc. to be held on Thursday, May 18, 2000, at 9:00 a.m., at the Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W., Washington, D.C. 20004.

     The 2000 Annual Meeting has been called for the following purposes:

     - to elect two directors each to serve for a term of three years;

     - to ratify the appointment of our independent auditors; and

     - to transact any other business as may properly come before the 2000 Annual Meeting or any adjournments thereof.

     It is important that your shares be represented at the 2000 Annual Meeting. Whether or not you plan to attend the 2000 Annual Meeting, please complete, date, sign and return the enclosed proxy card in the enclosed envelope for which postage has been paid.

                                          Very truly yours,

                                          /s/ ROGER H. BALLOU

                                          Roger H. Ballou
                                          Chairman of the Board
                                          President and Chief Executive Officer

                          GLOBAL VACATION GROUP, INC.
                           1420 NEW YORK AVENUE, N.W.
                                   SUITE 550
                             WASHINGTON, D.C. 20005
                                 (202) 347-1800
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2000
                            ------------------------

     THIS IS NOTICE that the 2000 Annual Meeting of shareholders of Global Vacation Group, Inc. ("Global Vacation Group," or the "Company") will be held at the Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W., Washington, D.C. 20004 on Thursday, May 18, 2000, at 9:00 a.m., for the following purposes:

     (1) To elect two directors, each to serve for a three-year term and until his successor shall have been elected and qualified;

     (2) To ratify the appointment of our independent auditors; and

     (3) To transact any other business as may properly come before the 2000 Annual Meeting or any adjournments thereof.

     The board of directors has fixed April 12, 2000 as the record date for the 2000 Annual Meeting. Only shareholders of record at the close of business on that date will receive notice of and be entitled to vote at the 2000 Annual Meeting. All shareholders are cordially invited to attend the 2000 Annual Meeting.

     If there are not sufficient votes to approve any one or more of the foregoing proposals at the scheduled time of the 2000 Annual Meeting, the 2000 Annual Meeting may be adjourned in order to permit us to solicit further proxies.

                                          By Order of the Board of Directors

                                          /s/ ROGER H. BALLOU

                                          Roger H. Ballou
                                          Chairman of the Board
                                          President and Chief Executive Officer

Washington, D.C.
April 14, 2000

     WHETHER OR NOT YOU PLAN TO ATTEND THE 2000 ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE STAMP. YOUR PROXY MAY BE REVOKED PRIOR TO THE VOTING BY FILING WITH THE SECRETARY OF GLOBAL VACATION GROUP A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE 2000 ANNUAL MEETING AND VOTING IN PERSON.

                          GLOBAL VACATION GROUP, INC.
                           1420 NEW YORK AVENUE, N.W.
                                   SUITE 550
                             WASHINGTON, D.C. 20005
                                 (202) 347-1800
                            ------------------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 2000
                            ------------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     We are furnishing this proxy statement to shareholders of Global Vacation Group, Inc. ("Global Vacation Group," or the "Company") as part of our solicitation of proxies to be used at the 2000 Annual Meeting of shareholders. We will hold the 2000 Annual Meeting at the Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W., Washington, D.C. 20004 on Thursday, May 18, 2000, at 9:00 a.m.

     If the enclosed form of proxy is properly signed and returned to us in time to be voted at the 2000 Annual Meeting, we will vote the shares as instructed.

     WE WILL VOTE SIGNED BUT UNMARKED PROXIES:

        1. FOR THE ELECTION OF CARL J. RICKERTSEN AND JAMES M. SULLIVAN AS DIRECTORS; AND

        2. FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS.

     Under applicable rules of the Securities and Exchange Commission, the board of directors may retain discretionary authority to vote proxies we receive on any other matter brought before the 2000 Annual Meeting if we did not receive notice of that matter a reasonable time before we mailed these proxy solicitation materials to our shareholders. We did not receive notice of any matters to be brought before the 2000 Annual Meeting. Accordingly, if any other matters are properly brought before the 2000 Annual Meeting, the persons named in the accompanying proxy will vote the shares as determined by a majority of the board of directors in its discretion.

     The presence of a shareholder at the 2000 Annual Meeting will not automatically revoke that shareholder's proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the secretary of Global Vacation Group a written revocation or a properly signed proxy bearing a later date or by attending the 2000 Annual Meeting and voting in person.

     Global Vacation Group will pay the cost of our solicitation of proxies. In addition to the solicitation of proxies by mail, directors, officers and regular employees may also solicit proxies personally or by telephone or telegraph. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, to send proxy material to and obtain proxies from beneficial owners and will reimburse these persons, firms and corporations for their reasonable expenses in so doing.

     We expect to mail this proxy statement to our shareholders on or about April 14, 2000.

     The securities which can be voted at the 2000 Annual Meeting consist of shares of Global Vacation Group common stock. Each share entitles its owner to one vote on all matters. The Global Vacation Group certificate of incorporation does not provide for cumulative voting in the election of directors. We have fixed the close of business on April 12, 2000 as the record date for determination of shareholders entitled to vote at the 2000 Annual Meeting. The number of shares of common stock outstanding on the record date was 14,392,825.

     The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is necessary to constitute a quorum at the 2000 Annual Meeting. We have appointed inspectors to tabulate shareholders' votes. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the 2000 Annual Meeting. Abstentions and broker non-votes will not be counted, however, as votes cast on any matter.

     A copy of our Annual Report to Shareholders for the year ended December 31, 1999 accompanies this Proxy Statement. GLOBAL VACATION GROUP HAS FILED ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 WITH THE SEC. SHAREHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF OUR 1999 FORM 10-K, NOT INCLUDING THE EXHIBITS, BY WRITING TO GLOBAL VACATION GROUP, INC., 1420 NEW YORK AVENUE, N.W., SUITE 550, WASHINGTON, D.C. 20005, ATTENTION: CORPORATE SECRETARY. WE WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of March 15, 2000 with respect to the ownership of shares of Global Vacation Group common stock.

                                                                                 PERCENT OF COMMON
                      NAME AND ADDRESS                        NUMBER OF SHARES   STOCK OUTSTANDING
                      ----------------                        ----------------   -----------------
Roger H. Ballou, Chairman, President and
  Chief Executive Officer
  1420 New York Avenue, N.W., Suite 550,
  Washington, D.C. 20005....................................       556,369(1)           3.8
Jay G. Stuart, Executive Vice President, Chief Financial
  Officer and Treasurer
  1420 New York Avenue, N.W., Suite 550
  Washington, D.C. 20005....................................        45,150(2)            *
Kenneth M. Duberstein, Director
  2100 Pennsylvania Avenue, N.W., Suite 500,
  Washington, D.C. 20037....................................         4,675(3)            *
Frederic V. Malek, Director
  1455 Pennsylvania Avenue, N.W., Suite 350,
  Washington, DC 20004......................................        19,050               *
Carl J. Rickertsen, Director
  1455 Pennsylvania Avenue, N.W., Suite 350,
  Washington, DC 20004......................................             0               --
James M. Sullivan, Director
  10400 Fernwood Road, Suite 632,
  Bethesda, Maryland 20817..................................         5,675(4)            *
J. Raymond Lewis, Jr., Former officer
  c/o 1420 New York Avenue, N.W., Suite 550
  Washington, D.C. 20005....................................       141,415(5)            *
Thayer Equity Investors III, L.P.
  1455 Pennsylvania Avenue, N.W., Suite 350,
  Washington, DC 20004......................................     9,457,249             65.7
Frontier Capital Management Co., Inc.
  99 Summer Street
  Boston, MA 02110..........................................       735,880(6)           5.1
Executive officers and directors as a group (6 persons).....       630,919(7)           4.3

---------------
* Less than one percent.

(1) Includes 11,650 shares owned by Mr. Ballou's children. Mr. Ballou disclaims beneficial ownership of these shares. Also includes 100,507 shares which Mr. Ballou may acquire upon exercise of options exercisable within 60 days of March 15, 2000.

(2) Mr. Stuart shares voting and investment power over all of these shares with his spouse. Also includes 37,500 shares which Mr. Stuart may acquire upon exercise of options exercisable within 60 days of March 15, 2000.

(3) Includes 2,675 shares which Mr. Duberstein may acquire upon exercise of options exercisable within 60 days of March 15, 2000.

(4) Includes 2,675 shares which Mr. Sullivan may acquire upon exercise of options exercisable within 60 days of March 15, 2000.

(5) Mr. Lewis served as our President and Chief Operating Officer until his resignation in October 1999. Includes 92,173 shares which Mr. Lewis may acquire upon exercise of options exercisable within 60 days of March 15, 2000.

(6) Frontier Capital Management filed a Schedule 13G with the SEC dated February 11, 2000 reporting sole voting and dispositive power over these shares.

(7) Includes 143,357 shares which the executive officers and directors may acquire upon exercise of options exercisable within 60 days of March 15, 2000.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Global Vacation Group certificate of incorporation provides for a minimum of three directors and a maximum of 15 directors. The board of directors currently consists of five members. Our directors are divided into three classes, with each including approximately one-third of the total number of directors. The term of office of one class expires each year and the successor or successors to that class are elected for terms of three years and until their successors are elected and qualified.

     At the 2000 Annual Meeting, shareholders will elect two directors, each to serve for a three-year term. Our nominees are Carl J. Rickertsen and James M. Sullivan. Each of Messrs. Rickertsen and Sullivan has confirmed that he will stand for election and will serve if elected as a director. However, if either Mr. Rickertsen and Mr. Sullivan fails to stand for election or is unable to accept election, the proxies will be voted for the election of a person selected by a majority of the board of directors. Under our bylaws, directors are elected by plurality vote.

     WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF MESSRS. RICKERTSEN AND SULLIVAN AS DIRECTORS TO HOLD OFFICE UNTIL THE 2003 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. YOUR PROXY WILL BE VOTED FOR THE ELECTION OF MESSRS. RICKERTSEN AND SULLIVAN UNLESS YOU SPECIFY OTHERWISE ON THE ENCLOSED CARD.

NOMINEES AND CONTINUING DIRECTORS

                                              AGE AT
                                             MARCH 31,   DIRECTOR    TERM      POSITION(S) HELD WITH
                                               2000       SINCE     EXPIRES    GLOBAL VACATION GROUP
                                             ---------   --------   -------    ---------------------
NOMINEES:
Carl J. Rickertsen.........................     39         1998      2000     Director
James M. Sullivan..........................     56         1998      2000     Director
CONTINUING DIRECTORS:
Roger H. Ballou............................     48         1998      2001     Chairman, President and
                                                                              Chief Executive Officer
Frederic V. Malek..........................     63         1998      2001     Director
Kenneth M. Duberstein......................     55         1998      2002     Director

     Carl J. Rickertsen has served as a partner in Thayer Capital Partners since September 1994. Mr. Rickertsen acted as a private financial consultant from 1993 through August 1994 and was a partner at Hancock Park Associates, a private equity investment firm based in Los Angeles, from 1989 to 1993. Before joining Hancock Park Associates, Mr. Rickertsen was an associate at Brentwood Associates from 1987 to 1989, and worked in the high technology group at Morgan Stanley & Co., Inc. from 1983 to 1985. Mr. Rickertsen currently serves as a director of e-Plus, Inc., Iconixx Corporation, CapeSuccess LLC, Colorado Prime, Inc. and SAGA SYSTEMS, Inc.

     James M. Sullivan is Executive Vice President of Development for the Lodging Group of Marriott International, Inc. Since 1986, he has held several positions with Marriott, including Vice President of Mergers and Acquisitions. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenley Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott, Harrah's Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. Mr. Sullivan currently serves on the board of directors of Integra LifeSciences Corporation.

     Roger H. Ballou has served as our Chairman and Chief Executive Officer since March 1998 and as our President since November 1999. Immediately prior to joining Global Vacation Group, Mr. Ballou served as a Senior Advisor to Thayer Equity Investors III, L.P. Between May 1995 and September 1997, Mr. Ballou served as Vice Chairman and Chief Marketing Officer and then as President and Chief Operating Officer of Alamo Rent-a-Car, Inc.. For more than 16 years prior to joining Alamo, Mr. Ballou held several executive positions with American Express Travel Related Services Company, Inc., serving most recently as President -- Travel Services Group. Mr. Ballou currently serves as a member, (and past Chairman,) of the board of directors of the Travel Industry Association and as a member of the board of directors of the National Academy Foundation. From 1995 through 1997, he served as Chairman of the Government Affairs Council, the leading travel industry federal government lobbying arm. Mr. Ballou also is a member of the board of directors of American Medical Security, Inc.

     Frederic V. Malek has served as chairman of Thayer Capital Partners, an affiliate of Thayer Equity Investors III, L.P., since 1993. Prior to 1993, Mr. Malek was president of Marriott Hotels and Resorts from 1980 to 1988, and president and vice chairman of Northwest Airlines from 1989 to 1991. During 1992, Mr. Malek was the Campaign Manager of the Bush-Quayle campaign. Mr. Malek currently serves on the boards of directors of Aegis Communications Corporation, Automatic Data Processing Corporation, American Management Systems, Inc., FPL Group, Inc., HCR Manor Care, Inc., CB Richard Ellis, Inc., Northwest Airlines, Colorado Prime, Inc., PaineWebber Family of Mutual Funds, and SAGA SYSTEMS, Inc.

     Kenneth M. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group, a strategic advisory and consulting firm, since 1989. Mr. Duberstein served as White House Chief of Staff to President Ronald Reagan from 1988 to 1989. During President Reagan's two terms, he also served as Deputy Chief of Staff as well as both Assistant and Deputy Assistant to the President for Legislative Affairs. His earlier government appointments included Deputy Under Secretary of Labor and Director of Congressional and Intergovernmental Affairs at the U.S. General Services Administration. Mr. Duberstein currently serves on the boards of directors of The Boeing Company, The St. Paul Companies and Cinergy Corporation. He also serves on the Board of Governors of the American Stock Exchange L.L.C. and the National Association of Securities Dealers, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1999, the board of directors held five regular meetings and four special meetings. No director attended fewer than 75% of the meetings held by the board of directors and by all committees on which each director served.

     Audit Committee. The members of the Audit Committee are Messrs. Duberstein and Sullivan, both of whom are non-employee directors. The Audit Committee, among other things, makes recommendations concerning the engagement of our independent auditors, reviews the results and scope of the annual audit and other services provided by our independent auditors and reviews the adequacy of our internal accounting controls. The Audit Committee held three meetings during 1999.

     Compensation Committee. The members of the Compensation Committee are Mr. Ballou, our Chairman and Chief Executive Officer, and Messrs. Malek and Sullivan, both of whom are non-employee directors. The Compensation Committee makes recommendations to the full board of directors concerning salary and bonus compensation and benefits for executive officers of Global Vacation Group. The Compensation Committee held three meetings during 1999.

     Stock Option Committee. The members of the Stock Option Committee are Messrs. Duberstein and Sullivan, both of whom are non-employee directors. The Stock Option Committee has the power and authority to take all actions and make all determinations under our stock option plans, including the grant of options thereunder. The Stock Option Committee held two meetings during 1999.

NOMINATION PROCEDURES

     No person may be elected as a director unless nominated in accordance with the procedures set forth in the Global Vacation Group bylaws. The entire board of directors acts as a nominating committee for selecting management's nominees for election as directors and has made its nominations for the 2000 Annual Meeting. Our bylaws require that shareholder nominations for directors be made in writing to the corporate secretary within the time frame stated in the bylaws. A shareholder's notice of nomination must set forth the information specified in the bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. To be timely for this 2000 Annual Meeting, notice of a shareholder nomination must have been delivered to, or mailed to and received at, our principal executive offices a reasonable time before we mailed these proxy solicitation materials to our shareholders. No shareholder nominations were received. The dates for submission of shareholder nominations or other proposals for our 2001 annual meeting of shareholders are set forth below under "Date for Submission of Shareholder Nominations and Proposals."

COMPENSATION OF DIRECTORS

     We do not pay cash compensation to directors. We reimburse directors for out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or committees thereof. In addition, we may issue options to directors under the Global Vacation Group stock option plan. On December 21, 1999, we issued options to acquire 10,000 shares to each of Messrs. Duberstein and Sullivan at an exercise price of $2.9375 per share, which was the market price of our stock on that date.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth certain information concerning the annual and long-term compensation for our chief executive officer and two other most highly compensated officers during the year ended December 31, 1999 (the "Named Executive Officers"). Mr. Stuart, our Executive Vice President, Chief Financial Officer and Treasurer, joined us in May 1999. Mr. Lewis served as our President and Chief Operating Officer until leaving the Company in October 1999.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                        ----------------------
                                                                          AWARDS      PAYOUT
                                                                        ----------   ---------
                                                                        SHARES OF
                                                                          COMMON
                                                       ANNUAL             STOCK
                                                    COMPENSATION        UNDERLYING     LTIP       ALL OTHER
                                                ---------------------    OPTIONS      PAYOUTS    COMPENSATION
    NAME AND PRINCIPAL POSITION(S)       YEAR   SALARY ($)   BONUS($)      (#)          ($)          ($)
    ------------------------------       ----   ----------   --------   ----------   ---------   ------------
Roger H. Ballou........................  1999    200,000         -0-         -0-     1,032,583(1)    2,192
  Chairman, President and Chief          1998    150,000     100,000     393,689           -0-         -0-
  Executive Officer
Jay G. Stuart..........................  1999    133,334      75,000     225,000           -0-         159
  Executive Vice President,
  Chief Financial Officer and Treasurer
J. Raymond Lewis, Jr...................  1999    166,667         -0-         -0-       258,172(2)   50,715(3)
  Former officer                         1998    150,000     100,000     393,689           -0-      18,200(4)

---------------
(1) As of March 16, 1999, Global Vacation Group accelerated the vesting of all 135,554 of Mr. Ballou's unvested performance vesting restricted shares to March 16, 1999, as described further below under the caption "Transactions with Related Parties." The dollar amount reported above represents the product of the number of performance vesting restricted shares for which vesting was accelerated times the difference between $8.4375, the closing price of a share of Global Vacation Group common stock on The New York Stock Exchange on March 16, 1999, and $.82, the price per share Mr. Ballou paid for the performance vesting shares in March 1998.

(2) As of March 16, 1999, Global Vacation Group accelerated the vesting of all 33,892 of Mr. Lewis's unvested performance vesting restricted shares to March 16, 1999, as described further below under the caption "Transactions with Related Parties." The dollar amount reported above represents the product of the number of performance vesting restricted shares for which vesting was accelerated times $8.4375, the closing price of a share of Global Vacation Group common stock on The New York Stock Exchange on

    March 16, 1999, and $.82, the price per share Mr. Lewis paid for the performance vesting shares in March 1998.

(3) Represents $33,334 severance payments made to Mr. Lewis pursuant to his resignation agreement, effective October 31, 1999. Pursuant to his resignation agreement, Mr. Lewis sold to Global Vacation Group 74,554 shares of Global Vacation Group common stock to cancel a certain promissory note dated April 24, 1999. The transaction resulted in $14,458 of compensation to Mr. Lewis. Mr. Lewis also received $2,923 in executive benefits in 1999.

(4) Represents executive benefits received pursuant to Senior Management Employment Agreement.

     None of our executive officers exercised any options to purchase shares of common stock during 1999. The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 1999:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                NUMBER OF               VALUE OF UNEXERCISED
                                                                          SECURITIES UNDERLYING             IN-THE-MONEY
                                                                           UNEXERCISED OPTIONS                 OPTIONS
                                            SHARES                        AT DECEMBER 31, 1999         AT DECEMBER 31, 1999(1)
                                           ACQUIRED         VALUE      ---------------------------   ---------------------------
                 NAME                   ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                   --------------   -----------   -----------   -------------   -----------   -------------
Roger H. Ballou.......................       --              --          92,173         301,516          $--            $--
Jay G. Stuart.........................       --              --              --         225,000           --             --
J. Raymond Lewis, Jr..................       --              --          92,173              --           --             --

---------------

(1) Based on the closing price of $2.875 per share of Global Vacation Group common stock on December 31, 1999, as reported by The New York Stock Exchange.

     The following table sets forth information relating to options to purchase common stock granted to the Named Executive Officers during 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                % OF                                VALUE AT ASSUMED
                                                SHARES OF      TOTAL                                 ANNUAL RATES OF
                                                  COMMON      OPTIONS                                  STOCKPRICE
                                                  STOCK      GRANTED TO   EXERCISE                  APPRECIATION FOR
                                                UNDERLYING   EMPLOYEES    OR BASE                      OPTION TERM
                                                 OPTIONS     IN FISCAL     PRICE     EXPIRATION   ---------------------
                     NAME                        GRANTED        YEAR       ($/SH)       DATE       5% ($)     10% ($)
                     ----                       ----------   ----------   --------   ----------   --------   ----------
Roger H. Ballou...............................       -0-         -0-           --            --        --           --
Jay G. Stuart.................................   150,000(1)     23.9         6.00      5/3/2009   566,005    1,434,368
                                                  75,000(2)     12.0       2.9375    12/21/2009   138,553      351,121
J. Raymond Lewis, Jr..........................       -0-         -0-           --            --        --           --

---------------
(1) Exercisable in four equal installments beginning on May 3, 2000.

(2) Exercisable in four equal installments beginning on December 21, 2000.

EMPLOYMENT AGREEMENTS

     We have entered into Senior Management Agreements with each of Messrs. Ballou and Stuart. Each Senior Management Agreement has a term of three years and is automatically extended for additional one-year terms as long as neither Global Vacation Group nor the executive has provided notice of termination within 60 days of the end of the term. Each of our executive officers currently receives an annual base salary of $200,000, which may be increased following annual review by the board of directors. Each of these executives also will be eligible to receive an annual bonus in an amount not to exceed 100% of his annual base salary, as determined by the board of directors based upon the achievement of budgetary and other objectives set by the board of directors. In December 1999, the board of directors determined to award Mr. Stuart a $75,000 cash bonus for his contributions in 1999.

     If we terminate an executive officer's employment without cause or if an executive officer terminates his employment for good reason, including, in either case, following a change of control of Global Vacation Group, then the executive will be entitled for 12 months to monthly severance payments equal to one-twelfth of his base salary and bonus for the previous year. If we terminate an executive officer's employment based upon a failure to achieve stated performance goals, then he will be entitled to these monthly severance payments for three months. Under the terms of the Senior Management Agreements, each of our executives officers has agreed to preserve the confidentiality and the proprietary nature of all information relating to Global Vacation Group and its business. Each executive officer also has agreed to non-competition and non-solicitation provisions which will be in effect during the term of his Senior Management Agreement and for one year after the termination of the Senior Management Agreement.

     Under the terms of a resignation agreement entered into between Mr. Lewis and the Company in October 1999, Mr. Lewis is eligible to receive severance payments equal to $200,000 payable as salary continuation in equal semi-monthly installments for a period of 12 months ending on October 31, 2000. The Company will, during this period, provide health, life, accident and disability insurance benefits on the same basis as other senior executives. In the event Mr. Lewis becomes employed on or after May 1, 2000 the benefits and severance payments will cease.

     In addition, pursuant to that resignation agreement all non-vested options, covering an aggregate of 301,517 shares of common stock, held by Mr. Lewis were terminated on October 31, 1999. Under the terms of the resignation agreement, all vested options, exercisable for 92,172.25 shares at an option exercise price of $14.00 per share, held by Mr. Lewis remain in full force and effect and will terminate, if unexercised, on October 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee consists of Mr. Ballou, our Chairman and Chief Executive Officer, and Messrs. Malek and Sullivan, both of whom are non-employee directors. The Compensation Committee makes recommendations to the full board of directors concerning salary and bonus compensation and benefits for executive officers of Global Vacation Group, except that Mr. Ballou does not participate in recommending or approving his own compensation.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on our common stock from July 31, 1998, which is the date our common stock began trading on the New York Stock Exchange, through December 31, 1999, with the cumulative total return of the Russell 2000, Wilshire 5000 and a peer group. The graph assumes the investment of $100 in Global Vacation Group common stock and each index on July 31, 1998, and the reinvestment of all dividends paid. We paid no dividends during the period presented.

                                  [LINE GRAPH]

                                                                                       TRAVEL PEER GROUP
                         GVG             RUSSELL 2000 INDEX       WILSHIRE 5000              INDEX*
                         ---             ------------------       -------------        -----------------
7/31/98              $  100.00              $  100.00              $  100.00              $  100.00
12/31/98               56.6667                98.2445                108.611                79.8965
12/31/99               19.1667                 117.52                113.145                42.4242

* Peer Group Index is made up of Ambassadors International, Inc., Travel Services, Inc., Resortquest International, Inc., and Navigant International, Inc.

REPORT ON EXECUTIVE COMPENSATION

     The board of directors and its Compensation and Stock Option Committees have prepared the following report on our policies with respect to the compensation of executive officers for 1999. The board of directors makes all decisions on compensation of our executive officers other than stock option components based upon recommendations of the Compensation Committee. Decisions as to the grant of stock options are made by the Stock Option Committee.

     Executive compensation consists of salary, benefits and stock options. We believe the overall compensation package must be competitive within the travel industry and must be based principally on productivity. As a result, our compensation packages should be highly leveraged with incentives while base salaries will remain relatively constant.

     The Compensation Committee reviews executive salaries each year and determines appropriate incentive bonuses for the prior year as well as appropriate adjustments to base salaries for the up-coming year. Incentive bonuses will be paid only to the extent that Global Vacation Group meets specific performance objectives. The Compensation Committee determined that Global Vacation Group should pay incentive bonuses for 1999 to its executive officers as set forth below and that Global Vacation Group pay its executive officers the base salaries for 2000 set forth below:

                                                                1999
                                                              INCENTIVE  2000 BASE
                     EXECUTIVE OFFICER                          BONUS     SALARY
                     -----------------                        ---------  ---------
Roger H. Ballou.............................................   $     0   $200,000
Jay G. Stuart...............................................    75,000    200,000

     The Stock Option Committee recognizes the importance of stock options in attracting and retaining highly qualified people. Global Vacation Group granted options to purchase over 1.6 million shares of common stock to its executives, employees, non-employee directors and consultants during the second half of 1998 following completion of our initial public offering. In 1999, the Stock Option Committee granted options to purchase an aggregate of 626,500 additional shares of common stock to our employees. Mr. Stuart, who joined us in May 1999, received options to purchase 225,000 of those shares.

     As part of the benefits component of the overall compensation package, Global Vacation Group established a 401(k) plan in 1999. Under the terms of the plan and in keeping with our overall compensation philosophy, for 2000, as in 1999, Global Vacation Group's contribution to the plan will be discretionary and will be based on the performance of Global Vacation Group relative to corporate budgetary goals on an annual basis. Within this framework, Global Vacation Group will make discretionary contributions on behalf of each employee in amount equal to 0-4% of the employee's base salary. The Global Vacation Group contributions will be made in stock, and employees will be eligible to receive the Global Vacation Group contributions whether or not they are making voluntary contributions themselves. Executive officers will be eligible to participate in the 401(k) plan on the same basis as all other employees.

1999 CHIEF EXECUTIVE OFFICER COMPENSATION

     Global Vacation group considers several factors in establishing an executive compensation package. For the chief executive officer, or "CEO," these include competitive pay practices, individual performance level, experience, achievement of strategic goals and, most importantly, the financial performance of Global Vacation Group. As with other executive officers' compensation packages, Global Vacation Group's board of directors and Compensation Committee has determined that the CEO package should be highly leveraged with incentives while base salaries will remain relatively constant.

     Mr. Ballou has served as our Chairman and Chief Executive Officer since March 1998, and as our President since November 1999. Mr. Ballou's base salary in 1999 was $200,000. Mr. Ballou will be eligible to receive a bonus for his efforts in 2000, with the maximum cash bonus payable equal to Mr. Ballou's 2000 base salary of $200,000. For 2000, the actual amount paid as a bonus to Mr. Ballou will be based on Global Vacation Group's ability to meet its budgeted pre-tax income targets, budgeted net income targets, and on Mr. Ballou's ability to achieve specified non-financial management goals.

                                          Respectfully submitted,

                                          Compensation Committee

                                          Roger H. Ballou
                                          Frederic V. Malek
                                          James M. Sullivan

                       TRANSACTIONS WITH RELATED PARTIES

     Thayer Equity Investors III, L.P. is a Delaware limited partnership whose sole general partner is TC Equity Partners, L.L.C. TC Equity Partners, L.L.C. has sole voting and investment power with respect to the 9,457,249 shares of common stock owned by Thayer Equity Investors III, L.P. TC Co-Investors, LLC is a Delaware limited liability company whose managing member is TC Management, L.L.C. TC Management, L.L.C. has sole voting and investment power with respect to the 86,122 shares of common stock owned by TC Co-Investors, LLC. Frederic V. Malek and Carl J. Rickertsen, directors of Global Vacation Group, are members of TC Equity Partners, L.L.C. and TC Management, L.L.C. As a result, Messrs. Malek and Rickertsen may receive benefits from transactions involving these entities or their affiliates.

     On March 30, 1998, in connection with their Senior Management Agreements, Global Vacation Group sold to certain of our then-executive officers the number of shares indicated below:

                                  FULLY VESTED                                   PERFORMANCE
                                   CONVERTIBLE     FULLY VESTED   TIME VESTING     VESTING
       EXECUTIVE OFFICER         PREFERRED STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK
       -----------------         ---------------   ------------   ------------   ------------
                                    (SHARES)         (SHARES)       (SHARES)       (SHARES)
Roger H. Ballou................         60            62,359        216,887        135,554
J. Raymond Lewis, Jr...........        105            27,791         54,217         33,892
Walter S. Berman...............        260            53,319         72,292         45,189

     Messrs. Ballou, Lewis and Berman paid an aggregate of $1.0 million in cash for these shares. Concurrent with Global Vacation Group's initial public offering in August 1998, the shares of convertible preferred stock listed above converted into 4,512, 7,897 and 19,555 shares of common stock, respectively for Messrs. Ballou, Lewis and Berman.

     As of March 16, 1999, Global Vacation Group amended the vesting arrangements for each such executive's unvested shares. This amendment involved accelerating the vesting of all unvested shares to March 16, 1999, subject to a restriction on the sale of such shares based on a schedule similar to the original vesting schedule. This sale restriction, however, will not apply under certain circumstances, including a change of control of Global Vacation Group.

     The accelerated vesting of the common stock created an immediate and substantial tax burden for these executives. As part of the amendment to the vesting arrangements, Global Vacation Group loaned Messrs. Ballou, Lewis and Berman $1.2 million, $0.3 million and $0.4 million, respectively, which are the amounts estimated to equal the tax owed by each executive as a result of the acceleration of the vesting of their shares. Repayments of the loans made to each executive were to have been made from sales of vested Global Vacation Group shares.

     Mr. Ballou's loan bears interest at a rate of 6% per year and must be repaid when his employment is terminated or by March 15, 2003, whichever comes first. Global Vacation Group intends, however, to forgive and extinguish Mr. Ballou's obligation to repay 10.56% of the maximum principal amount of his loan then outstanding on each March 16 that Mr. Ballou remains employed with Global Vacation Group, ending March 16, 2003. In addition, if Global Vacation Group achieves aggregate net income, after income taxes, equal to or greater than $69.0 million for the four-year period beginning January 1, 1999 and ending December 31, 2002, Global Vacation has agreed to forgive and extinguish all interest payable on Mr. Ballou's loan on March 16, 2003. If Global Vacation Group achieves aggregate net income, after income taxes, between $60.0 million and $69.0 million over that period, Global Vacation Group has agreed to forgive and extinguish a portion of the interest payable on Mr. Ballou's loan, with 0% forgiven at $60.0 million, increasing proportionally until 100% of the interest payable is forgiven at $69.0 million. For example, if Global Vacation Group achieves $64.5 million in aggregate net income, after income taxes, during that period, Global Vacation Group will forgive 50% of the interest payable on Mr. Ballou's loan on March 16, 2003.

     In addition, Global Vacation Group has agreed to forgive all interest payable on Mr. Ballou's loan if Global Vacation Group is sold in a transaction in which the fair value of the consideration paid to the Global Vacation Group shareholders would produce a 30% annualized return to the shareholders of record of Global

Vacation Group as of March 16, 1999, based on the closing price of a share of Global Vacation Group common stock of $8.4375 on that date.

     To the extent that Mr. Ballou has paid any interest due on his loan before all or any portion of that interest is forgiven, Global Vacation Group has agreed to apply all amounts previously paid to reduce the principal balance of Mr. Ballou's loan due on March 16, 2003.

     When made, the terms of the loans made to Messrs. Lewis and Berman were substantially identical to those described above. Because each of Messrs. Lewis and Berman have resigned from Global Vacation Group, however, their repayment obligations have changed.

     Mr. Lewis left Global Vacation Group in October 1999. Under the terms of a resignation agreement entered into between Mr. Lewis and the Company in October 1999, Mr. Lewis is eligible to receive severance payments equal to $200,000 payable as salary continuation in equal bi-monthly installments for a period of 12 months ending on October 31, 2000. The Company will, during this period, provide health, life, accident and disability insurance benefits on the same basis as other senior executives. In the event Mr. Lewis becomes employed on or after May 1, 2000 the benefits and severance payments will cease.

     In addition all non-vested options held by Mr. Lewis were terminated on October 31, 1999, and all vested options (exercisable for 92,173 shares at an exercise price of $14.00 per share) held by Mr. Lewis remain in full force and effect and will terminate, if unexercised, on October 31, 2000.

     In consideration for the cancellation by the Company of a promissory note dated April 24, 1999 in the aggregate amount of $270,000, Mr. Lewis sold to the Company 74,554 shares of the Company's common stock which Mr. Lewis originally acquired pursuant to his Senior Management Agreement. Following that repurchase by Global Vacation Group, Mr. Lewis continues to be the owner of 49,243 shares of Global Vacation Group common stock). Mr. Lewis' resignation agreement also contains standard mutual releases and non-compete, non-solicitation, and confidentiality provisions.

     Mr. Berman left Global Vacation Group in May 1999. At the time of his departure, Mr. Berman and Global Vacation Group entered into a resignation agreement pursuant to which Mr. Berman's Senior Management Agreement was terminated, all stock options granted to Mr. Berman, both vested and non-vested, were terminated and no severance payments were made.

     In addition, pursuant to the resignation agreement, Global Vacation Group repurchased 37,637 shares of common stock previously issued to Mr. Berman at an aggregate price of $30,862, or $.82 per share. In addition, under the terms of the resignation agreement Mr. Berman agreed not to transfer 61,770 shares of the Company's common stock until on or after April 1, 2005, unless the Company is sold, or Mr. Berman dies. Mr. Berman's resignation agreement also contains standard non-compete, non-solicitation and confidentiality provisions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and beneficial owners of more than 10% of our outstanding equity securities to file with the SEC initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us for 1999, we believe that all Section 16(a) filing requirements for that year applicable to these persons were complied with on a timely basis.

                         INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 2)

     We have appointed Arthur Andersen LLP to act as Global Vacation Group's independent public accountants for 2000, pending ratification by shareholders at the 2000 Annual Meeting. Representatives of Arthur Andersen LLP will be present at the 2000 Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS GLOBAL VACATION GROUP'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000. We have not made any determination as to what course of action we will take if the shareholders do not ratify this appointment.

          DATE FOR SUBMISSION OF SHAREHOLDER NOMINATIONS AND PROPOSALS

     Under the SEC's proxy soliciting rules, we must receive proposals of shareholders intended to be presented at the 2001 annual meeting no later than December 15, 2000 in order to be considered for inclusion in our proxy statement and form of proxy relating to the 2001 annual meeting. However, nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2001 annual meeting of shareholders any shareholder proposal which may be omitted under applicable SEC regulations.

     Under the Global Vacation Group bylaws, any shareholder who intends to nominate a person to serve on the board of directors or present a proposal for action at the 2001 annual meeting of shareholders must file a copy thereof with our corporate secretary between January 14, 2001 and February 13, 2001.

                        OTHER BUSINESS TO BE TRANSACTED

     We do not know of any other matters to be presented for action by the shareholders at the 2000 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, your proxy will be voted on these matters as determined by a majority of the board of directors.

                                          By Order of the Board of Directors

                                          /s/ ROGER H. BALLOU

                                          Roger H. Ballou
                                          Chairman of the Board
                                          President and Chief Executive Officer
Washington, D.C.
April 14, 2000

                                 REVOCABLE PROXY
                           GLOBAL VACATION GROUP, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned shareholder of Global Vacation Group, Inc. hereby appoints Roger H. Ballou, Jay G. Stuart and Larry R. Gilbertson, or any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned shareholder at the 2000 Annual Meeting of Shareholders to be held at 9:00 a.m., on May 18, 2000, at the Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W., Washington, D.C. 20004, and at any adjournments thereof, upon the following matter:

1.          ELECTION OF DIRECTORS:

            To elect Carl J. Rickertsen and James M. Sullivan to serve as directors for a term expiring at the annual meting of shareholders in 2003 and until their successors shall have been elected and qualified

        [ ]   FOR ALL NOMINEES      [ ]   WITHHOLD AUTHORITY      [ ]   ________________________________
                                          TO VOTE FOR ALL               Instruction:  To vote for
                                          NOMINEES                      all nominees except as indicated
                                                                        on the line above.

2.          RATIFICATION OF APPOINTMENT OF AUDITORS:

            To ratify the appointment of Arthur Andersen LLP as Global Vacation Group's independent auditors for the fiscal year ending
            December 31, 2000

        [ ]   FOR                   [ ]   AGAINST                 [ ]   ABSTAIN

            This proxy when properly executed will be voted in the manner directed herein. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST:

            (1)   FOR THE ELECTION OF MESSRS. RICKERTSEN AND SULLIVAN;

            (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP; AND

            (3) IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY COME BEFORE THE 2000 ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

            The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Global Vacation Group either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the 2000 Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of notice of the 2000 Annual Meeting and Proxy Statement dated April 14, 2000 and hereby revokes any proxy or proxies heretofore given.

             (Continued and to be dated and signed on reverse side)

                           (Continued from other side)

            If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

[ ]     I PLAN TO ATTEND THE MAY 18, 2000 ANNUAL STOCKHOLDERS MEETING

                                    Date:         , 2000.

                                    --------------------------------------------
                                    (Signature of Shareholder or Authorized
                                    Representative)


                                    --------------------------------------------
                                    (Print name)

                                    Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, both persons should sign.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE 2000 ANNUAL MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT GLOBAL VACATION GROUP TO ADDITIONAL EXPENSE.